UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Power REIT

(Name of Registrant as Specified In Its Charter)

Paul M. Dorsey

Andrew M. Wasco

Joseph M. Vrankin

Joyce Johnson-Miller

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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An Urgent Notice and Appeal From the Dorsey Nominees

Did you purchase shares in the dividend income stream of Pittsburgh & West Virginia Railroad (now succeeded by Power REIT) thinking that your management and board would allow the income and ownership of assets to be subject to transactions with themselves in direct conflict with your interests without a shareholder vote?

Dear Fellow Shareholder:

My Name is Paul Dorsey, and I am the beneficial owner of 1,000 shares of beneficial interest of Power REIT (formerly Pittsburgh & West Virginia Railroad), a Maryland real estate investment trust (the “Trust”) representing approximately 0.06% of the outstanding shares of the Trust’s beneficial interest. I believe that the current board of trustees of the Trust should be replaced. I am therefore seeking your support at the annual meeting of shareholders. I have assembled a group of Nominees for the board of the Trust who are independent, professional, and who believe, as do I, that the interest of the shareholders of the Trust should be placed above the interest of current management.

We urge you to consider carefully our Proxy statement, available online at www.laurelhill.com, and the information contained in this letter, and then support these efforts by voting via the internet, via telephone, or by signing, dating, and returning the enclosed proxy card labeled “WHITE CARD” or “WHITE VOTING INSTRUCTION FORM” today.

Under Lesser

Our Investment in Pittsburgh West Virginia Railroad Is a Train Wreck

David Lesser is Putting Our Investments at Risk:

The Trust (formerly Pittsburgh West Virginia Railroad, now succeeded by Power REIT) has a total market capitalization of under $15 million, based on the April 30, 2012 closing price of the Trust’s shares of $9.20 per share and a total of 1,623,250 shares outstanding. Mr. Lesser and the current board have filed a Registration Statement on Form S-3 with the SEC seeking to register for sale to the public of up to $100 million worth of new stock. As stated in the Trust’s Form S-3 filing, there are no limitations on the use of the new shares, allowing for the sale of new shares or the issuance of stock options, warrants, etc. If all of the potential shares were to be issued at the current stock price, the new securities would dilute current shareholder positions by a whopping 86.8%, an Increase in excess of 6.5 Times the number of the Trust’s currently outstanding shares, significantly risking the value of your current shares.

The Current Board’s Business Plan is Rife with Uncertainty and Risk:

The Dorsey Nominees believe David Lesser intends to transform Power REIT into another of his “renewable energy” investment vehicles, similar to the bankrupt company, Coast Intelligen, Inc., an “alternative energy” company which Mr. Lesser controlled. According to the Form S-3, as detailed below, filed with the SEC on March 13, 2012:

Page 2: “Renewable Energy Assets. We intend to initially concentrate our growth efforts within the renewable energy sector. To date we have primarily focused on MW scale wind and ground mounted solar, but have also explored and will continue to explore other renewable energy asset classes… In addition to an existing focus on wind and solar projects, we will continue to explore investment in other renewable energy assets classes such as hydroelectric, geothermal, biofuels and biomass.”

The Dorsey Nominees believe this strategy is incredibly risky, especially considering the volatile “renewable energy” market (the recent $500 million bankruptcy of solar panel producer Solyndra comes to mind). What experience does Mr. Lesser have with “renewable energy”? Apparently some, but it involved a BANKRUPTCY at Coast Intelligen, Inc.

How many years of waiting for “renewable energy infrastructure investments” to produce free cash flow above expenses (i.e. dividend income) did you anticipate when you purchased your shares?

Leveraging Shareholder Assets:

Mr. Lesser and the Trust’s current board are, according to the Trust’s Form S-3 as quoted below, planning a leveraged capitalization strategy. The Dorsey Nominees believe this strategy is out of scale with the risk/reward ratio that a prudent person would believe is required to generate safe, sound growth:

Page 19: “Our use of leverage increases the risk of investing in our securities and will increase the costs borne by common stockholders. Leverage may limit or prevent us from paying dividends on our common shares. There is no limitation on the amount of preferred shares we may issue or indebtedness we may incur in the future.” (Emphasis added)

Page 5: “Further, we intend to access various sources of equity capital, including the public markets, contributors of assets in exchange for OP Units in our to-be-formed Operating Partnership, and private institutional investors, including but not limited to, private equity firms, pension funds and insurance companies. In certain cases, we may form joint ventures to share the risk of ownership or development, or to provide us with a source of future transaction or development opportunities.” (Emphasis added)

Putting Management Before Shareholders – Permitting Material Conflicts with Shareholder Interests and Increasing Risk/Cost without Shareholder Approval:

Mr. Lesser and the current board have already cut the Trust’s dividends to its shareholders to $0.10 per share; now, in the Trust’s Form S-3, Lesser and his board are giving us notice of future dealings that may benefit the current management team. Lesser and his board are permitting “current management” to conduct business between the Trust and themselves with limited Fiduciary Duties to the shareholders. And they can set up a vehicle, invest in the vehicle for a future Trust Investment alongside the Trust, but have the Trust take on more of the risk than current management (such as different types of equity with different levels of risk) or have the Trust make guarantees management does not make!!

Page 14: “On occasion, our management team may have financial interests in our lessees. Although, our Declaration of Trust permits this type of business relationship and a majority of the disinterested trustees must approve any such transaction, there may be material conflicts of interest between Power REIT on one hand, and our management team on the other hand, and these conflicts may be unfavorable to us.” (Emphasis added)

Page 19: “Our management team may own interests in our lessees and may have interests that conflict or appear to conflict with those of the Company.” (Emphasis added)

Page 5: “We intend to employ prudent amounts of leverage as a means of providing additional funds to acquire properties and for general corporate purposes. At March 31, 2012, the outstanding principal amount of our consolidated debt was equal to 0% of our total enterprise value. We intend to target this ratio to no more than 50%, although our organizational documents contain no limitations regarding the maximum level of debt that we may incur and we may exceed this amount from time to time. (Emphasis added)

According to the accompanying diagram on page 5 of the Trust’s Form S-3, these “special purpose subsidiaries” will include “To be Formed Joint Ventures.” Will current management have financial interests in these “To be Formed Joint Ventures”?

It also appears as though Lesser and his current board have given themselves permission to increase our costs and risks, again, without shareholder approval:

Page 18: “The UPREIT structure may increase the general and administration costs of managing the Company and the operational complexity and risk of the Company’s corporate structure.

By establishing a partnership subsidiary, Power REIT may incur more costs than it is currently subject to, including professional expenses related to general and administrative, accounting, tax consulting, audit and legal costs. Although, we believe our business plan and future expected growth will make up for any increase in G&A expenses, there can be no assurance that such business plan will come to fruition or whether any such increase in revenues will offset any increase in G&A expenses. Increased complexity in our corporate structure may introduce other operational risks that do not currently exist and cannot reasonably be projected, and which risks may have a material impact on our business, operations and/or financial condition.” (Emphasis added)

Disenfranchising the Shareholders:

Lesser does not believe in giving shareholders a voice as he places our investment at risk; again from the Trust’s S-3:

Page 14: “Provisions of the Maryland General Corporation Law and our Declaration of Trust and By-laws could deter takeover attempts and have an adverse impact on the price of our common stock.

“The Maryland General Corporation Law and our Declaration of Trust and By-laws contain provisions that may have the effect of discouraging, delaying or making difficult a change in control in Power REIT. The business combination provisions of Maryland law (if our Board of Trustees decides to make them applicable to us), the control share acquisition provisions of Maryland law (if the applicable provisions in our Bylaws are rescinded), the limitations on removal of Trustees, the restrictions on the acquisition of our shares of beneficial interest, the power to issue additional shares and the advance notice provisions of our Bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or might otherwise be in their best interest.” (Emphasis added)

Are you comfortable with Management’s interest superseding yours? Remember, this change in governing law to Maryland and the creation of the Power REIT Declaration of Trust and Bylaws were all done without your approval or input. One day, we have a fixed revenue stream and can have open elections for who we want to protect the revenue stream. Now we have a management team entrenching themselves and permitting what appears to be self dealing transactions.

Lesser’s true record: A Hidden History – Destroyed Shareholder Value, Corporate Bankruptcy, Lawsuits:

Cutting Dividends and Falling Share Price:

During Lesser’s tenure, our dividend has been cut and the stock price has plunged:

From March 1, 1977 through December 6, 2010, before the current board of Lesser, Wenger, Susman and Hayes took control of our Trust, the quarterly dividend payment averaged $0.13. One of the first actions taken by Lesser and the current board was to cut the dividend to $0.10, representing a drop of more than 23%. Pittsburgh West Virginia shareholders did not see a dividend payment that low since 1983! In addition, there has been a drop in the share price from a high of $12.53 on February 14, 2011, the day before Mr. Lesser became CEO, to $9.43 on May 11, 2012 – A decrease of more than 25.7% in value over a period of 14 months:

Proven Track record?:

Again, from the Form S-3, the Current Board would have you believe:

Page 4: “Experienced Executive Management Team with a Proven Track Record. Collectively, our executive management team has 40 years of experience in investment banking, energy, capital markets and creating shareholder value in public real estate investments. Power REIT is led by David H. Lesser who serves as our Chairman and Chief Executive Officer. Mr. Lesser has significant experience with real estate and real estate securities having served as a Director of Investment Banking at Merrill Lynch & Co in the real estate finance group and as a Senior Vice President of Crescent Real Estate Equities (NYSE: CEI). In 1995, Mr. Lesser formed Hudson Bay Partners, LP (“HBP”), an investment firm focused on real estate, real estate-related, and alternative energy opportunities. In 1997, Mr. Lesser, as president of HBP, led an investor group that conducted a reverse merger transaction with American Real Estate Investment Corporation (AMEX: REA) leading ultimately to the formation of Keystone Property Trust (NYSE: KTR) (“Keystone”). The transaction involved an investment of $30 million of cash, the merger of a property management company and the acquisition of a family owned portfolio of industrial properties for ownership in the REIT. In addition to the initial structuring and the equity investment by HBP, Mr. Lesser served on Keystone’s board of trustees until June 2000. Keystone was acquired by Prologis (NYSE: PLD) in 2004 for a total enterprise value of $1.4 billion and delivering a compound annual shareholder return of 16.5% from the initial transaction. Power REIT’s business plan is similar to Keystone’s original business plan: create shareholder value through acquisitions that grow funds from operations and dividends per share.”

But, what is the real history of Lesser’s business experience?

Hudson Bay Partners:

Mr. Lesser owns 100% of his investment company, Hudson Bay Partners, L.P. (“Hudson Bay”), which was started in 1995, at about the time he left employment at Crescent Real Estate Equities (“Crescent”), a publicly traded REIT.

What happened to the other investors?

Look at his true record, not the “puff piece” quoted above. A Form 10-K filing by Crescent Real Estate Equities allows you to evaluate the success/failure of Hudson Bay’s investment record (and David Lesser) for yourself:

Crescent surrendered 100% of its investment in Hudson Bay and took an “impairment charge of approximately $6.5 million” in December 2003. (Source: Crescent’s Form 10-K for the year ending December 31, 2003.)

Keystone Property Trust / American Real Estate Investment Corp.:

Once again, judge for yourself whether Lesser’s tenure at Keystone Property Trust would be considered a failure or a success:

•	David Lesser served on the Keystone Property Trust Board of Directors from its merger on December 12, 1997 to June 1, 2000. He was not re-nominated for a second term.
•	During Mr. Lesser’s time at Keystone there was a stunning decline in net income per common share. According to Keystone Property Trust’s Form 10-K as filed with the SEC on April 2, 2001:

Look Familiar? The holders of Keystone Investment Property Trust saw their basic net income per common share drop in value by 94% in the two-year period of Lesser’s tenure (from the graph above). His biography also appears to take credit for the Prologis transaction which occurred over Four Years after he no longer had a role on the board of Keystone!! Are you comfortable with someone who appears to take credit for others success?

Splitting Hairs?:

In the final revision of the management Proxy Statement on May 26th, 2011, page 2, it states:

“Mr. Lesser has been an active private investor for over 25 years. During this time he has never filed for bankruptcy personally and, other than Coast, has never been part of the management of any entity that has filed for bankruptcy.”

Coast Intelligen, Inc.:

In 2008, an “alternative energy” company controlled by David Lesser, Coast Intelligen, Inc. (“Coast”), became illiquid and then filed for bankruptcy while Mr. Lesser was President and sole director. Coast was/is an “alternative energy” company which now shares the new office address of Power REIT. Could this be the type of “development-project” investment meant when the Trust’s Form S-3 states it intends to “concentrate our growth efforts within the renewable energy sector”?

Why was Lesser hiding his “alternative energy” failure? Has he been hiding his role in this Bankruptcy?

If At First You Don’t Succeed, Try; Try Again – with the Shareholders’ Money:

This is how the Lesser and the Current Board’s strategy appears to the Dorsey Nominees: Dilute ownership, shift income, self deal, and invest in unproven, unstable “alternative energy infrastructure” without reliable cash flows. What experience does Lesser have to guide the Trust through this plan to increased dividends? BANKRUPTCY, Lawsuits, and Failed Schemes.

As a shareholder in the Trust, Paul Dorsey believes a conservative, careful and prudent investment strategy for growth is needed. For such reason Mr. Dorsey is seeking your votes for the Dorsey Nominees in order to replace the Lesser and the Current Board, and put our investment in the Trust back on track.

To view a copy of the Dorsey Nominees Proxy Statement, visit www.laurelhill.com

IMPORTANT Be sure to vote on the proxy card labeled “WHITE CARD” or “WHITE VOTING INSTRUCTION FORM”. We urge you not to sign any proxy card that is sent to you by the Trust.

If any of your shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to VOTE on the proxy card labeled “WHITE CARD” or “WHITE VOTING INSTRUCTION FORM” “FOR” Mr. Dorsey’s nominees.

Do Not Mail Your Voting Instruction Form – Use the Telephone or Internet as detailed on the “WHITE VOTING INSTRUCTION FORM”.

If you have any questions, require assistance in voting the proxy card labeled “WHITE CARD” or “WHITE VOTING INSTRUCTION FORM”, need additional copies of these proxy materials or directions to attend the Annual Meeting, please call Laurel Hill Advisory Group LLC at the phone numbers listed below.

Laurel Hill Advisory Group LLC

100 Wall Street, 22nd Floor

New York NY 10005

Banks and brokers call collect: 917-338-3181

All others call toll free: 888-742-1305

Monday to Friday 11am to 7pm,

Saturday 9am to 4pm